EXHIBIT 99.1

NEWS RELEASE

Contact:	Jack Eversull
The Eversull Group
972-378-7917
972-378-7981 (fax)

E-mail:	jack@theeversullgroup.com
Web Site:	www.atsi.net

ATSI CONTINUES VoIP NETWORK EXPANSION WITH NEXTONE COMMUNICATIONS

- Enables Continued Growth in FY2008 -

San Antonio, Texas - July 26, 2007 - ATSI Communications, Inc. (ATSI) (OTCBB:ATSX) announced today that it recently completed the expansion of its NexTone Intelliconnect™ System by adding 1000 ports of capacity to its Multiprotocol Session Exchange ’MSX’ and Session Border Controller ’SBC’. The Company has continued to expand its network with NexTone technology to support growth in its core business. VoIP minutes of use, ‘MOU’, measured monthly, have increased over 900% since ATSI acquired the first Nextone system in June 2004. In April, ATSI upgraded to the NexTone Intelliconnect™ System producing results that will exceed expectations in its current quarter that ends July 31, 2007. The port expansion to the Company’s NexTone powered VoIP network now sets the stage for continued growth during its new fiscal year that begins August 1, 2007.

Ruben Caraveo, Sr. Vice President of Technology and Operations, stated, "The additional ports allowed us to surpass the $30 million mark in revenue for FY2007 sooner than anticipated. Although we will place an emphasis on optimizing margins in our new fiscal year, the recent expansion is fundamental to meeting our goals in FY2008 that includes continued growth in our core VoIP business.”

NexTone's IntelliConnect(TM) System enables IP network operators, such as ATSI, flexibility and carrier-class scalability while ensuring consistent service, security and protection between IP networks exchanging VoIP traffic. Since deploying its first NexTone system in June 2004, ATSI has built an interoperable, seamless, and global IP infrastructure essential for attracting top-tier communication service providers seeking reliable worldwide VoIP solutions.

ATSI Communications, Inc. operates through its two wholly owned subsidiaries, Digerati Networks, Inc. and Telefamilia Communications, Inc. Digerati Networks, Inc. is a premier global VoIP carrier serving rapidly expanding markets in Asia, Europe, the Middle East, and Latin America, with an emphasis on Mexico. Through Digerati’s partnerships with established foreign carriers and network operators, interconnection and service agreements, and a NexTone powered VoIP network, ATSI believes it has clear advantages over its competition. Telefamilia Communications provides specialized retail communication services that includes VoIP services to the high-growth Hispanic market in the United States. ATSI also owns a minority interest of a subsidiary in Mexico, ATSI Comunicaciones, S.A. de C.V., which operates under a 30-year government issued telecommunications license.

NexTone develops intelligent session management and interconnect systems for service providers who want to rapidly expand their reach and accelerate VoIP and multimedia revenues. NexTone's IntelliConnect™ System provides service providers with visibility and intelligence to exchange, optimize, secure and bill for voice and multimedia sessions flowing across diverse IP and IMS network boundaries. More than 550 service providers and enterprises worldwide use NexTone's IntelliConnect™ System to manage technical complexities, optimize business economics, and remove partnership hurdles. NexTone is a recipient of the Maryland Technology Champions Awards for 2006. The company ranks number one in Deloitte's 2006 Technology Fast 50 Program for Maryland, and is one of the Top 50 companies for Deloitte's 2006 Technology Fast 500, a ranking of the 500 fastest growing technology, media, telecommunications, and life sciences companies in North America. NexTone is headquartered in Gaithersburg, Maryland, USA, with domestic and international offices worldwide.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events. Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ material from managements those contained in this news release. The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or termination of transmissions in Mexico.